EMPLOYMENT AGREEMENT

By and Between

VEIN ASSOCIATES, P.C.

And

JOHN R. KINGSLEY, M.D.

Dated As Of

MAY 1, 2006

Table of Contents

EXHIBITS

A. Physician Compensation Plan

B. Summary of Physician Benefits

C. States and Countries where Physician is licensed to practice

1st THIS PHYSICIAN EMPLOYMENT AGREEMENT, ("Agreement"), dated this 1st day of MAY, 2006 by and between, Vein Associates, P.C., a professional corporation incorporated under the laws of the State of Alabama (hereinafter referred to as "Company"), and John R. Kingsley, M.D., an individual (referred to as "Physician").

Preliminary Statements

WHEREAS, Company, is a professional association engaged in the practice of medicine.

WHEREAS, Physician is licensed to practice medicine in Alabama and/or jurisdictions as reflected on **Exhibit C**.

WHEREAS, the Company offers employment to qualified Physicians on a full time basis.

WHEREAS, the Company has offered Physician employment opportunities pursuant to the terms delineated in this Agreement and Physician desires to accept such opportunities pursuant to the terms delineated in this Agreement.

WHEREAS, the Company desires to employ Physician in its Birmingham, AL area office(s). The parties anticipate that Physician will commence full time employment responsibilities on or about MAY 1, 2006. Compensation for full time employment will be contained in **"Exhibit A."**

WHEREAS, the Physician desires to accept such employment pursuant to the terms and conditions of this Agreement.

WHEREAS, Physician must maintain his Alabama medical license(s) throughout his employment with the Company. At all times during employment, Physician shall engage in medical practice in accordance with the terms of Physician's medical license(s) and principles of medical ethics, as defined by the appropriate professional and specialty societies.

WHEREAS, prior to assuming responsibilities as an employed Physician, Physician, must obtain hospital privileges in at least one hospital in the Birmingham, Alabama Market, as defined below, and must maintain such hospital privileges throughout the remainder of his employment with the Company, unless otherwise agreed in writing by the Company. Both parties agree that Physician may substitute hospital privileges so long as Physician is able to admit patients to a local hospital via another physician, within the Company.

NOW, THEREFORE, in consideration of the promises and obligations of each party hereto under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the terms and conditions of employment include the above recitals as well as the terms delineated herein below:

1. **Terms of Employment.**

1.1 **Term**. The Physician shall begin employment commencing on or about MAY 1, 2006 ("Inception Date"). Said employment shall be for a period of three (3) years, unless otherwise terminated pursuant to the terms and conditions of this Agreement (the "Term").

The Term shall automatically be extended under the same terms and conditions set forth herein without further action by the parties for an additional three (3) year Term and for successive three year periods thereafter, unless one of the parties provides written notice to the other party at least one hundred twenty (120) days prior to the expiration of the initial term or any extended terms of such party's intent to not continue the Agreement, in which event this Agreement shall terminate at the end of the Term during which such notice was served.

1.2 **Scope of Service**. Physician shall perform such medical duties and render such assistance as required under Section 2 of this Agreement and as the Company may reasonably require within the scope of Physician's training, practice and licensing. Physician shall at all times comply with all reasonable policies and procedures of the Company currently in effect as well as those established in the future as evidenced, in part, by the Company's Policy and Procedure Manual (when available) and Employee Manual (when available) as amended from time to time.

1.3 **Reporting Authority**. Physician shall report directly to the Medical Director. The Company reserves the right to appoint other physicians to those positions and/or alter the reporting structure of physicians employed by the Company.

All clinical practice matters relevant to patients under Physician's care shall remain under the control of Physician subject to reviews by the Medical Director and peer review committees of the Medical Staff as may be established by the Company from time to time.

1.4 **Location of Practice**. It is understood that Physician's services during the term of employment, (as herein described), shall be performed primarily in the Birmingham, Alabama Neilson Designated Market Area (the "Birmingham Market") with the Birmingham area office in Vestavia designated as his "Home Base." Physician may, as may be mutually agreed to between the Physician and the Company, travel to other locations to assist the Company in providing the service

If Physician is on vacation, CME education, training or is otherwise out of his Home Base for five (5) or more consecutive business days, the Company reserves the right, with the consent of Physician, to bring in other Physicians to fill such gaps in scheduling in the primary office to which the Physician is assigned due to Physician's absence from the office.

1.5 **Physician Fees**. Subject to applicable law and professional rules and regulations, the Company shall have the exclusive authority to determine the amount and nature of fees to be charged to patients, who will be accepted as a patient of the Company, which employee of the Company (including Physician) shall provide services to patients, the nature and the extent of the treatment and/or services to be provided to patients, to control medical records, files, and billings and to establish the policies and procedures to be followed in connection with the provision of services to patients. Nothing in the preceding sentence shall in any manner interfere with the Physician's autonomy in exercising Physician's judgment with respect to each individual patient's care consistent with the high quality of service performed by the Company and with the generally accepted standards of the profession at the time of treatment. Notwithstanding the above, Company and Physician shall determine the appropriate "Standard" fee schedule for the Home Base.

2. **Assignments and Responsibilities.**

2.1 **Scheduling**. Physician shall serve in the capacity of employed Physician and will at all times, devote Physician's best efforts and Physician's exclusive business time to advancing the best interests of the Company during the entire term of employment.

2.1.1 Upon becoming an employee, Physician shall render services treating patients, participating in consultations, assisting, training and supervising other employed Physicians, Physician Assistants, and Nurse Practitioners and performing designated administrative functions at Physician's Home Base for a minimum of 16 days per month and at all other offices to which Physician is assigned in accordance with this Agreement. It is understood that standard office hours are 7:30 am to 5:30 pm five business days per week to be agreed upon by Physician and Company. Should the home base experience an upturn in patient traffic, Physician agrees to work a Saturday from 9 am to 3 pm to accommodate the upturn in traffic. The definition of an upturn in business will be at the discretion of the Medical Director but will not exceed 1 Saturday per calendar month. Notwithstanding the above, Physician will have the autonomy and authority to "Flex" the standard office hours to accommodate the schedule and the Patient flow in the Home Base.

2.1.2 Physician will be required to work a mutually agreed upon schedule of at least forty (40) hours per week, except to the extent routine and/or other delays in scheduled surgeries require longer hours. Physician shall be required to arrange for full and prompt medical coverage twenty-four hours per day, seven days per week, including holidays at Company.

2.1.3 Physician shall treat patients at the Home Base, and other Company offices as the Physician may be assigned in accordance with this Agreement, in accordance with the Company's standard operating procedures and in accordance with the reasonable directives of the Medical Director.

2.2 **Documentation**. Physician shall timely, accurately and legibly document and maintain all patient records in accordance with applicable laws and Company standards.

2.3 **Equipment, Supplies and Facilities**. The Company at its cost shall furnish all facilities, equipment, medical, surgical and office supplies, and personnel which it deems necessary for the discharge of physician's duties, and be responsible for billing and diligently collecting for physician's services, and will be responsible at its cost for all marketing and other administrative expenses related to Physician's practice as a Company employed Physician hereunder; provided however, expenses associated with CME, seminars and workshops, and travel relating thereto shall be reimbursed and/or paid in accordance with Company policies and the Flex-spending account awarded to the Physician in **Exhibit "B"** attached hereto.

2.4 **Company Marketing and Sales Programs**. The Company agrees to allocate a Marketing Budget of no less than $4,000 per month to be used to promote the Birmingham Market. Physician agrees to appear and/or use his likeness in the Company's advertisements, brochures, infomercials and other marketing programs, presentations and materials as reasonably requested, including all media used by the Company, whether now existing or hereafter devised. Additionally, as directed by the Medical Director, Physician shall participate in Company established customer service initiatives which shall include, but not be limited to:

a. making post-operative or treatment telephone calls to patients of their appointment with Physician;

b. providing patients telephonic access to Physician through an answering service and/or a mobile telephone number through which Physician can be reached during and after normal business hours;

c. other customer service initiatives as may be agreed to in the Management Services Agreement dated ________________, by and between the Company and Vein Associates of America, Inc. (the "MSO Agreement").

2.5 **Retail Products, Product Development and Planogram**. Subject to the compliance with existing law; especially the federal Stark and Anti-Kickback statutes, Physician shall use his best efforts to provide support for the products

and services endorsed, promoted and/or developed by the Company and to provide support for its planograms, including displaying and promotion of same in physician's assigned office(s) in accordance with Company's Retail Products Program and general marketing programs. Physician further agrees to serve on the Company's Product Development Committee if requested to do so, on terms mutually agreeable to the parties.

2.6 **Supervision**. Physician agrees to supervise at least one (1) duly licensed midlevel provider; supervision is to include all medical chart reviews and signing off on the medical chart of the patient personally seen by the supervised midlevel provider, dialog as warranted with the supervised midlevel provider and instruction(s) concerning advisable treatments and procedures.

3. **Compensation.**

3.1 Physician's compensation shall be in accordance with the Physician Compensation Plan reflected in **Exhibit A.**

3.2 Physician's compensation shall be paid, on a regular basis, in accordance with the Company's standard payroll practices but not less frequently than monthly.

3.3 All applicable Federal, State and any other governmental withholding taxes and deductions for Social Security, Medicare and any other applicable payroll related deductions will be withheld, at appropriate times and rates, from all Physician's compensation payments.

3.4 In addition to Physician's employment and compensation hereunder, Physician may also be employed by Vein Associates of America, Inc. to provide consulting and recruitment services. Any compensation paid to Physician thereunder shall be in addition to that due and payable hereunder.

4. **Physician Benefits.**

During the term of employment, Physician shall be entitled to participate and shall be included in the Physician employee benefits programs of the Company as may be in effect from time to time for Physicians of the Company generally, as presently set forth in **Exhibit B.**

5. **Termination.**

5.1 **Termination Without Cause.**

5.1.1 Company or Physician may terminate this Agreement at any time upon One Hundred Twenty (120) days written notice to the other.

5.1.2 In the event that notice is given in accordance with Section 5.1.1, Physician shall be entitled to continue to receive Physician's

regular compensation up to the date of termination so long as the Physician continues to provide services through and up to the date of termination.

5.1.3 Notwithstanding anything to the contrary in this Agreement, the Company may terminate Physician's employment upon sixty (60) days written notice to the Physician should any of the following events occur:

(a) The sale of substantially all of the Company's assets to a non-affiliated entity;

(b) The sale, exchange, or other disposition, of a majority of the Company's outstanding corporate shares of voting capital stock to a non-affiliated entity;

(c) The Company's decision to terminate its business in the market of the Physician's Home Base and unwillingness of the Physician to relocate to another Company office as offered by the Company;

(d) The Company's decision to terminate its business and liquidate its assets;

(e) The merger, reorganization, or consolidation of the Company with another company in which the Company is not the surviving entity; or

(f) The Company's filing of Bankruptcy or chapter 11 reorganization.

5.2 **<u>Termination For Cause</u>**.

The Company may immediately terminate this Agreement upon the following events, including, but not limited to: (i) if Physician's license to practice medicine in Alabama is revoked or suspended, this Agreement shall be immediately terminated, however, in the case of a suspension in any other jurisdiction, Physician may, at the sole discretion of the Company be suspended without pay in the jurisdiction in which the suspension occurred from the time his license is lost until such time as his license may be reinstated within such 60 day period; (ii) Disability (as herein defined); (iii) Death; (iiii) or upon the occurrence of such misconduct, including but not limited to the following:

(a) Willful or negligent conduct that causes material damage to the Company's property, business, reputation or goodwill;

(b) The conviction of a felony;

(c) Conviction of Stealing, dishonesty, fraud or embezzlement.

(d) Subject to (g) below, neglect of duties or willful disregard of reasonable instruction from the Company's Medical Director, or the Company's reasonable promulgated regulations

(e) The use of alcohol or drugs to the extent that it prevents, in the sole judgment of the Company, the Physician from efficiently performing services for the Company;

(f) If physician accepts other employment that places restrictions or limitations on Physician's continued rendering of professional services;.

(g) If Physician is in material breach, default, or violation of any provision of this Agreement and fails to cure such material breach, default or violation within fifteen *(15)* days after Physician's receipt of written notice from the Company to cure such material breach, default, or violation, or, if the material breach, default or violation cannot be completely cured during the fifteen *(15)* day time period, or if during the fifteen *(15)* day time period, Physician failed to commence to cure and thereafter to diligently prosecute such cure to completion; or

(h) The Company is unable to obtain malpractice insurance covering the Physician at premiums costing within 120% of the average malpractice premium paid for the Company's other employed Physicians in the State of Alabama.

"Disability" shall mean the physical or mental inability of Physician to perform Physician's principal duties pursuant to the terms of this Agreement for a period of one hundred twenty (120) consecutive days, provided, however, that any new disability commencing within thirty (30) days of the termination of the prior disability shall be deemed to be a continuation of the prior disability, and the periods of all such disabilities shall be added together to determine the period. The determination of Disability shall be made in writing by a third-party Physician selected by the Company's Board of Directors (the date of such written correspondence being the date of disability hereunder.) If Physician suffers a disability, the Company shall have the right to terminate Physician's employment by giving notice at any time after the expiration of the above mentioned number of days has elapsed, and Physician's employment shall terminate upon the Company's giving such notice.

5.3 **Effect of Termination**

(a) Upon termination with cause by the Company or without cause by the Physician, the Physician shall be entitled to receive unpaid compensation based on collections as of the effective date of termination and the Company shall have no further obligations to the Physician under this

Agreement after the effective date of termination, except as set forth below.

(b) Notwithstanding any provision hereof, if the Physician dies during the term of this Agreement or this Agreement terminates through expiration or the Physician terminates this Agreement with cause, or the Company terminates this Agreement without cause, the Company shall pay to the Physician's estate or the Physician, Compensation as provided in **Exhibit A**. For purposes of this Agreement, termination of service does not occur if the Physician continues working for the Company in any capacity (i.e. a part-time basis).

6. **Representations of Physician.**

Throughout the term of this Agreement, Physician represents, warrants and covenants to the Company the following, which constitute a material inducement for the Company to enter into this Agreement:

(a) Physician is not a party to any agreement or commitment or subject to any restriction or agreement containing confidentiality or non-compete covenants, which impedes or prohibits Physician from performing services under this Agreement;

(b) Physician is capable of performing all essential functions of the services required to be performed by Physician under this Agreement with or without a reasonable accommodation as mandated under applicable law;

(c) To the best of Physician's knowledge after due investigation, there is no judgment, action, claim, suit, proceeding, administrative agency disciplinary action or investigation pending or threatened against Physician and Physician is not aware of any facts or circumstances which could serve as a basis for an action, claim, suit, proceeding, administrative agency disciplinary action or investigation against Physician, which impedes or prohibits Physician's ability to perform under this Agreement;

(d) Physician agrees to promptly notify the Company of any fact or circumstance which is discovered by Physician after due investigation, during the term of this Agreement, which alone or with the passage of time and/or the combination with other reasonably anticipated factors renders or could reasonably render any of these representations and warranties to be untrue;

(e) Physician is unaware that he has, and shall not take any action directly or indirectly, in violation of any applicable fraud and abuse laws, including, without limitation, 18 U.S.C §201 (bribery of public officials and witnesses); 18 U.S.C. §286 (conspiracy to defraud government with respect to claims); 18 U.S.C. §287 (false, fictitious or fraudulent claims); 18 U.S.C. §371 (conspiracy to commit offense or to defraud the

government); 18 U.S.C. §666 (theft or bribery concerning programs receiving federal funds); 42 U.S.C. §1320a-5 (disclosure of ownership and related information); 42 U.S.C. § 1 320a-7a (civil monetary penalties); 42 U.S.C. § I 320a-7b (criminal penalties for acts involving Medicare or state health care programs); 42 U.S.C. §1395u(b)(6) (prohibition against assignment of Medicare payments); 42 U.S.C. §1395nn (prohibition on certain referrals); 42 U.S.C. §1396a(32) (prohibition against assignment of Medicaid payments); 42 U.S.C. § 1 396h(d) (illegal patient admittance and retention practices); 42 U.S.C. § 1 320a-7b(a) (making or causing to be made false statements or representations; or any state of federal Patient Self-Referral Act or other medical practice act split-fee prohibition; and

(f) Physician asserts that he has always purchased and maintained a malpractice insurance policy to cover his own medical practice and the practice of any entity with which he has been affiliated or owned.

(g) Physician has full power and authority to enter into this Agreement and to perform his obligation under this Agreement.

7. **INSURANCE.**

7.1 Company will purchase and maintain a claims made policy for Physician during the Term hereof. Said policy shall have the same liability limits as applicable to the other of employed Physicians. Physician has purchased a claims made policy to cover his practice for 2006. Company shall pay the premium for such policy beginning on the date of his employment hereunder and extending through 2006. Thereafter, Company, at its sole discretion, may change the carrier and substitute a comparable policy if it can obtain a more favorable rate. The Company at some point in the future may decide in its sole discretion to purchase claims made policies for all Physicians employed by the Company, including Physician. In the event this Agreement is terminated at such time as Physician has a "claims made" medical malpractice insurance policy in effect, Physician agrees to obtain a "reporting endorsement" also known as a "tail policy" from the insurance carrier which insured Physician during the term of this Agreement or such other insurance which will insure both the Physician and the Company against Physician's acts or omissions which occurred during such time as Physician was employed by the Company. Physician agrees to obtain the "reporting endorsement" or such other insurance at such time as the "claims made" medical malpractice insurance policy with the carrier designated by the Company is terminated for any reason, either by the carrier or by Physician at any time after the expiration of this Agreement. The cost of the "reporting endorsement" or such other insurance shall be borne by the Company, unless provided otherwise hereunder. Physician agrees to inform the medical malpractice insurance carrier which has insured Physician during the term of this Agreement, that Physician was employed by the Company pursuant to this Agreement in the event Physician's "claims made" medical malpractice insurance policy should ever be terminated or canceled, for any reason whatsoever, either by Physician or the insurance carrier. The provisions of this paragraph are intended to survive the

expiration of this Agreement and may be enforced at any time thereafter by the Physician, Company or any of its shareholders as applicable.

7.2 Except as otherwise provided in this Agreement and provided, with respect to Physician, the same is approved and covered by Physician's professional liability carrier, each party, as applicable, shall hold the other party harmless and indemnify the other party, its successors and assigns, from and against any and all liabilities, costs, damages, expenses, and attorneys' fees resulting from or attributable to any and all acts and omissions of the other party; provided, however, that, to the extent that any such liabilities, costs, damages, expenses, and attorneys' fees are compensated for by malpractice or other liability insurance, the indemnifying party shall not be required to reimburse the other party or insurer for the same. The provisions of this subparagraph 7.2 shall survive the termination of this Agreement.

8. **No Violation of Law.**

The parties represent to one another that neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order decree, ruling, or other restriction of any government, governmental agency or any third party whatsoever, or court to which the Company is subject, or any provision of the articles of incorporation or bylaws of the Company, and (b) Each party has full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

The Company further represents to the Physician that to the best of its knowledge after due investigation, there is no judgment, action, claim, suit, proceeding, administrative agency disciplinary action or investigation pending or threatened against Company that will materially affect its abilities to perform its obligations under this Agreement and Company is not aware of any facts or circumstances which could serve as a basis for an action, claim, suit, proceeding, administrative agency disciplinary action or investigation against Company, which materially impedes or prohibits Company's ability to perform under this Agreement.

9. **Property.**

All medical records of patients treated by Physician within the scope of employment with the Company, including but not limited to charts, case histories, x-rays, lab reports, billing and payment information, and all patient photographs used as a part of case histories and/or marketing purposes, shall be and shall remain the property of the Company and the Company accepts custody of the same. Upon termination from employment, Physician shall continue to have access to such records, and shall be permitted to copy, at Physician's expense, patient medical records pertaining to patients of the Company personally attended by Physician.

10. **Authority.**

The Company shall have full authority to establish professional policies and procedures, to determine who will be accepted as patients and to establish patient fees, to

control medical records, files, and billings. Physician shall have certain limitations on authority, including the lack of authority to enter into any contracts binding upon the Company or to create Company obligations. Company shall diligently and in good faith collect patient fees and other revenues in order to maximize Physician's compensation hereunder. Provided however, Company shall retain the authority to provide refunds and/or waive patient fees and other revenues to settle disputed claims.

11. **Confidentiality and Covenant Not To Compete.**

(a) Physician is not presently under a non-compete agreement with current or past employers affecting the Company's current and contemplated locations. Physician is able to work for the Company on the effective date above.

(b) Subject to Section 11(a), Physician agrees that commencing as of the Employment Commencement Date and continuing for a period of two (2) years after the termination of this Agreement, Physician shall not, within a ten (10) mile radius of the Home Base or any other current or former Company office to which Physician had been assigned (and in which Physician had been paid by Company at least fifty thousand dollars ($50,000) per year in compensation during any of the prior two twelve month periods prior to the termination) and from which Company then operates, other than on behalf of the Company, directly or indirectly, for Physician, or on behalf of any other corporation, person, firm, partnership, association, or any other entity whatsoever (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity whatsoever):

(i) Establish, operate or provide Physician services at any medical office, hospital, clinic or out-patient and/or ambulatory treatment or diagnostic facility or become employed by, or serve as a health care consultant or medical director to any health care provider providing services similar to those provided by the Company, or engage or participate in or finance any business which engages in direct competition with the business being conducted by the Company at such time.

(ii) Request, induce or advise any patients, insurance companies, managed care plans, suppliers, vendors, employers or other customers of the business conducted by the Company, or the Company's affiliates to withdraw, curtail or cancel their business or other relationships with the Company, or assist, induce, help or join in any other person or entity in doing any of the above activities; or

(iii) Utilize, sell, or benefit in any way whatsoever from the Company's patient list, mailing list, or any other documentation which contains patient information.

(c) Physician shall hold all patient and corporate information confidential. In the course of employment, Physician will obtain the use and/or access to certain confidential and proprietary business information, trade secrets, sales tools, marketing, patient lists, prospective patient lists, patient photographs and advertising services, including extraordinary and specialized knowledge and techniques, practices and procedures (the "Confidential Information"). Physician therefore agrees that at all times during his term of employment with the Company, to hold the Confidential Information in trust and confidence, and that such shall be used only for the contemplated purposes and as directed. Physician shall not have the right to reproduce, duplicate or copy any photographic or written materials without the express written consent of the Company or the Company affiliates. Upon termination of the employment pursuant to this Agreement, Physician shall not be entitled to keep, preserve, copy, disclose to any third party in any manner, or otherwise use any Confidential Information or other knowledge, information or materials of or relating to the Company or the Company's affiliates. In addition to the above, Physician shall also surrender any written notes, memoranda, other writings, photographs or documents in his possession. Notwithstanding the foregoing, Physician may make such disclosures and copies of materials as required to discharge his duties hereunder or as required by law or court order.

(d) The Company and Physician agree that any breach of the restrictive covenant in this Section 11 will result in irreparable damage to the Company for which the Company will have no adequate remedy at law, and, therefore, the Company and the Physician consent to any temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of the Company enjoining any such breach, without prejudice to any other right or remedy to which the Company shall be entitled including remedies at law. All of the Company affiliates and successors are specifically hereby named as third party beneficiaries of the covenants contained in Section 11 with full right and power to enforce these provisions against the Physician.

(e) The necessity of each of the restrictions set forth in this Section 11 and the nature and scope of each such restriction have been carefully considered, bargained for and agreed to by the parties hereto and the parties conclusively agree that they are reasonable in time and geographic area and are necessary to protect the legitimate business interests of the Company. However, in the event that any portion of this Section 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time or too large

a geographic area or over too great a range of activities, it shall be interpreted or rewritten to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable. Each of the provisions herein shall be deemed a separate and severable covenant.

(f) The Company and Physician agree and stipulate that the no compete and no solicitation covenants contained herein are, in all respects, fair and reasonably necessary for the protection of the Company's business and goodwill in light of the facts and circumstances of the relationship between the Company and Physician. Furthermore, Physician agrees that the terms of these covenants will not unreasonably restrict Physician's ability to pursue Physician's profession following termination of this Agreement.

(g) During the term of employment, and continuing thereafter, both Physician and the Company shall refrain from making disparaging, negative or other similar remarks concerning the other (and/or their staffs) to any third party that causes substantial harm or embarrassment to the other or their employees. In the event of breach of this provision, either party shall have the right to prevent further breaches by lawsuit in equity or otherwise, including without limitation prevention by means of injunctive relief.

(h) Physician and Company agree that should Company terminate Physician's employment without cause (as defined in Section 5.1 above) or if Physician shall terminate this Agreement because of Company's breach of this Agreement, Sections 11(b), 11(b)(i), 11(b)(ii) and 11(b)(iii) (i.e. the non-compete covenants) shall be struck from this Agreement, shall have no force or effect and Physician shall not be bound thereby and shall be free to compete with Company anywhere; however all other sections of Section 11 shall remain and are agreed by Physician and Company.

12. **Alternative Dispute Mechanism.**

The Company and Physician agree that thirty days prior to submitting any dispute arising from this Agreement to a court of competent jurisdiction, the following procedure shall be followed: the complainant party shall give written notice to the other party, setting forth the nature of the dispute and the desire to have said dispute resolved; the parties shall make a good faith effort to resolve the dispute described in the above-referenced notice. The efforts to resolve the dispute during such thirty (30) day period shall include a meeting at the corporate offices of the Company, or such other location as the parties may otherwise agree, between Physician and a representative of the Company. In the event, the disputes are not resolved by the above procedure, then parties hereby agree that each shall be able to pursue all rights or remedies after the thirty (30) day period. Upon mutual written consent, the parties may extend the thirty (30) days "cooling off" period.

13. **Governing Law.**

This Agreement shall be construed and regulated under and by the laws of the State of Florida. Further, in the event of any litigation hereunder, the prevailing party shall be entitled to reasonable attorneys' fees and court costs.

14. **Entire Agreement, Severability and Headings.**

This Agreement is the entire agreement and supersedes and replaces all prior understandings and agreements of employment between the Company and Physician. No other prior statements, promises, or inducements made by either party, or agent of either party, which are not contained in this Agreement shall be valid and binding. This Agreement may not be modified or altered, except in writing and signed by both parties. Oral changes shall have no effect. If any provision of this Agreement shall be deemed to be contrary to law, then such provision shall be considered separable from the remainder of this Agreement and will not affect the validity, interpretation, or effect of the remainder of this employment contract. Section headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

15. **Assignments and Successors.**

Subject to the limitations contained within this Agreement, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, representatives and successors. This Agreement shall not be assignable by Physician and shall be assignable by the Company only to any entity resulting from; the reorganization, merger or consolidation of the Company with any other corporation or any corporation to which the Company may sell substantially all its assets, and it must be so assigned by the Company to, and accepted as binding upon it by such other corporation, in connection with any reorganization, merger consolidation or sale.

16. **Waiver.**

The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

17. **Notices.**

Any notice made or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered mail, return receipt requested, to a party at its address set forth below or at such other address as a party may specify by notice to the other:

To Physician:	John R. Kingsley, M.D. 700 Montgomery Highway Suite 210 Vestavia Hills, Alabama 35216

To Company: Vein Associates, P.C.
700 Montgomery Highway
Suite 210
Vestavia Hills, Alabama 35216

18. **Operation of the Company.**

The Company recognizes the impact the Physician has on the daily operations of the Home Base and will grant Physician the latitude necessary to manage the day to day operations of the Home Base, including the office staff and their wage and bonus calculations. The Manager, as defined in the MSO Agreement, will be advised and consulted regarding any and all changes in wage and bonus calculations to assure compliance with the MSO Agreement. Physician will manage all aspects of the office and staff in Home Base subject to the MSO Agreement. For the purposes of this agreement, Physician will make Manager aware of any changes within the Company with regard to policy, procedures or controls that deviate from Company policy.

19. **Training Program.**

Physician agrees to allow Physicians employed by the Company to enroll in the training program established by Physician and James Ingram at no cost to the Company. For that consideration, Company acknowledges that Physician will continue to train non-employee physicians outside of this Agreement. Tuition paid to Physician for this training will be outside the scope of this Agreement. Fees collected for cases performed during the course of training will be captured utilizing the Company billing platform. Subsequent receipts from the revenue generated will be a part of Physician Compensation Plan outlined in **Exhibit A.**

20. **Health Insurance.**

The Company agrees that should its current health insurance carrier through Gevity be unable to obtain coverage for the Home Base from Blue Cross Blue Shield of Alabama, the Company will go outside of its current carrier and obtain such coverage for Home Base employees.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

John R. Kingsley, M.D.

By: ____________________
Physician

5-1-06
Date

Vein Associates, P.C.

[signature]

5-1-06
Date

EXHIBIT A
PHYSICIAN COMPENSATION PLAN

1. During the Term hereof, the Physician shall be compensated as follows:

a. Base Compensation. For the Physician services personally performed by Physician hereunder during the Term hereof, the Company agrees to pay Physician thirty percent (30%) of the collections received therefrom. Such compensation shall be paid on a monthly basis by the ___ day of the month for collections received by the Company during the prior month.

b. Physician Supervision – Physician Assistant(s). Physician will provide professional oversight and direction as may be required by law and guidelines of the Alabama Board of Medical Examiners for at least one licensed Physician's Assistant employed by the Company in the performance of his or her services on behalf of the Company. As compensation for such service, Company agrees to pay Physician twenty percent (20%) of the collections received therefrom.

c. Physician Training and Supervision – James H. Isobe, M.D. Physician agrees to provide training and supervision in the performance of intravenous therapies to Dr. James H. Isobe ("Dr. Isobe") for a period of four (4) years during Dr. Isobe's full-time employment with the Company. The Company agrees to pay Physician One Hundred Twenty-Five Thousand Dollars ($125,000) per year for such services. Such compensation shall be made on a quarterly basis ($31,250) by the ___ day of April, July, October and January during the Term hereof such that within forty eight months from inception of Physician's employment hereunder (and the continuous employment of Dr. Isobe) a total of Five Hundred Thousand Dollars ($500,000) shall have been made to Physician.

d. Ancillary Charges. For ancillary services provided incident to services performed by Physician, the Company will pay Physician thirty percent (30%) of the collections resulting therefrom after deduction of the direct labor cost (salary and benefits) of the technician who shall have performed such ancillary services. Such payment to Physician shall be made by the __ day of the month following the month in which collections were received.

e. Remittance Advice. The Company agrees that it shall provide Physician sufficient documentation explaining the payment of compensation to Physician described in a.-d. above.

2. Physician Compensation After Termination.

Upon termination of Physician's employment with the Company for any reason enumerated in Section 5.4(b) hereof, the Company agrees that Physician shall continue to receive compensation at the rates established in subsections 1a., b. and d. above for any

collections received by the Company therefrom for a period of six (6) months following Employee's termination.

3. Compliance with Applicable Laws.

The parties believe that the compensation established hereunder is in compliance with laws, regulations and payor rules and conditions of participation. In the event either party should believe that the same is not in compliance, the parties agree to use their best efforts to modify such arrangements to conform to applicable requirements.

EXHIBIT B
SUMMARY OF PHYSICIAN BENEFITS

Although described below, all Company benefits are as defined in the Company Handbook. Provided however, in the event of any conflicts in the Employee Handbook and this Agreement, this Agreement shall control in the event of a conflict.

Paid Vacation, CME, PTO:	20 days per year for year ONE 25 days per year for year TWO 30 days per year for year THREE+

NOTE: Time off pay is not guaranteed during the first six (6) months of employment.

The benefits delineated below do not become effective until the Physician commences full time employment.

Health Insurance:	Physician and spouse coverage (Family coverage at the group rate in accordance with Company Policies).
Social Security	Company pays Employer's share. Physician pays employee's share.
CME Allowance	See "Flex Spending" Allowance below.
Professional Dues	See "Flex Spending" Allowance below
Travel:	Company business approved by Medical Director is reimbursed according to travel policy (CME travel—included in CME allowance)
Flex Spending:	***$25,000*** per year, to be utilized for continuing medical education, professional journals, dues & memberships in employment related professional associations, and business related entertainment and travel not otherwise covered by the Company's general reimbursement policies. This amount is an aggregate amount to be used for the continued education of the Home Base staff in its entirety.

Licenses:	License fees in any states and/or countries in which Physician would be assigned on company business will be paid for by Company.

For the purpose of recruitment and entertainment, the Company shall issue Physician a Corporate Credit Card and Physician agrees to follow policy on expenditures and submit receipts of spending to Corporate Accounting Department on a monthly basis.

EXHIBIT C
STATE(S) and COUNTRIES where
Physician is licensed to practice

1. <u>Licensure</u>

Physician is licensed to practice in the following states and countries;

Alabama

Physician shall provide adequate verification of the above professional qualifications and will immediately notify Company in the event that they are not continued in good standing at anytime during the term of the Agreement.